Exhibit 18

PREFERABILITY LETTER OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

May 6, 2011

Board of Directors and Shareholders

Abbott Laboratories
100 Abbott Park Road
Abbott Park, IL 60064
USA

To the Board of Directors and Shareholders of Abbott Laboratories (the “Company”):

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2011, of the facts relating to a change in accounting principle related to the elimination of the one-month reporting lag for international subsidiaries.  We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Abbott Laboratories and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2010.  Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Abbott Laboratories and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2010.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois